John Simone
USA Truck, Inc.
October 17, 2013
800AM CT

Operator:   This is a recording of the John Simone, with USA Truck, Incorporated on October 17, 2013 at 8:00 a.m. Central Time.  Ladies and gentlemen, thank you for your patience in holding.  We now have your presenters in conference. Please be aware that each of your lines is in a listen only mode.  At the conclusion of today’s presentation, we will open the floor for your questions.  At that time, instructions will be given as to the procedure to follow if you would like to ask a question.  It is now my pleasure to introduce today’s first presenter, Ms. Jody Burfening.

Jody Burfening:   Thank you.  Good morning everyone, and welcome to USA Truck’s third quarter conference call.  Joining us this morning from Management are John Simone, President and Chief Executive Officer, and Cliff Beckham, Executive Vice President and Chief Financial Officer.  Before we begin, we’d like to note that this conference call will contain forward looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  Forward looking statements may be identified by their use of terms or phrases such as “expect”, “estimate”, “anticipate”, “projects”, “believes”, “plans”, “goals”, “intends”, “may well”, “should”, “could”, “potential”, “continued future” and terms and phases of similar substance.  Forward looking states are based upon the firm beliefs and expectations of Management, and are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified, which could cause future events and actual results to differ materially from those set forth and contemplated by or underlying the forward looking statements, including risks and uncertainties associated with the unsolicited proposal from Knight Transportation  to acquire all of the Company’s shares, the impact of (0:01:49 – indiscernible) of that proposal on the Company’s relationships with its employees, customers and vendors, the outcome of any litigation related to such proposals, the Board’s recommendation to the shareholders concerning the proposal, and the Company’s ability to successfully execute on its strategic roadmap and meet its long-term financial goals.  Accordingly, actual results may differ from those set forth in the forward looking statements.  Investors should review and consider the factors that may affect future results and other disclosures by the Company in its press release, annual reports and Form 10K and other filings with the Securities and Exchange Commission.  Management disclaims any obligation to update or revise any forward looking statements, to reflect actual results or changes in the factors affecting the forward looking information.
To supplement the Company’s consolidated financial statements, Management is using certain non-GAAP financial measures in today’s conference call.  A reconciliation of these measures to GAAP is provided in the tables at the end of the release and the earnings and the earnings slides. With that, I would now like to turn the call over to John.

John Simone:   Good morning, everyone.   Thank you for joining us today to discuss USA Truck’s strong third quarter results.  They clearly the show the progress we’re making in our turnaround plan.  In our prior earnings call, I described three critical areas we’re pursuing in order to make the biggest and fastest impact – operational execution, revenue growth and cost efficiencies.  As you’ll see today, that’s exactly where we’ve been focusing, in order to unlock the operating leverage in the most crucial areas of our business, and achieve the primary objectives in our strategic plan to return USA Truck to profitability and restore shareholder value.  Another important aspect to the results we announced this morning is they are not a one-time phenomenon.  The improvements we made are repeatable and sustainable.  In fact, our turnaround has been gaining momentum over each of the last three quarters, and we expect that trend to continue into the fourth quarter of 2013 and beyond.  It’s also important to realize that we’ve achieved this progress despite headwinds in our industry. While many of our peers have preannounced results on the downside, we’re moving in a much better direction.  This progress is evidence that our internal initiatives are driving our results, and it’s not as a result of a strong macro operating environment.  Our expanded and reinvigorated management team is also key to that effort.  Since our last call, Russell Overta has joined us as EVP of Truckload Operations, Jeff Lester as EVP of Safety and Risk Management, and James Cade (0:04:46 – PH) as VP of Maintenance.  All three are transportation veterans and proven performers, who will help us realize USA Truck’s full potential.
With that overview, I’ll review the highlights of our third quarter, and describe how our initiatives are beginning to produce meaningful results.
Starting with Slide 3, consolidated base revenue from all services excluding fuel surcharge revenue, was $113.9 million for the quarter ended September 30, 2013, up 13.5 percent, from $100.3 for last year’s period.  USA Truck’s top line growth trajectory has exceeded the level of revenue growth being reported in our industry so far during this earnings season.  Our trucking segment continued to lead the improvement, with a 13.6 percent increase in base revenue.  Our asset-light base revenue also grew a health 13.1 percent.  It has accounted for a growing share of our consolidated base revenue since the first quarter, reaching 28.2 percent in Q3.
Turning to Slide 4 – for the third consecutive quarter, our revenue growth far outpaced the increase in our operating expenses.  The year-over-year improvement in operating income was $8.3 million.  Consolidated EBITDA also grew fourfold by $9.3 million, and our EBITDA margin increased to 8.5 percent, from only 2.2 percent.
On Slide 5, we can see the most important improvements on a sequential basis.  Our third quarter is typically weaker seasonally than the second, but our total base revenue was 580 basis points stronger year over year in the 2013 third quarter compared to the second quarter.  And we have produced substantial EBITDA margin gain each quarter this year, up 630 basis points in Q3, 180 basis points in Q2 and 250 basis points in Q1.  We’re also showing ongoing EBITDA improvement, up $8 million, $10 million and $12 million in the last three quarters.
Now moving to Slide 6 – here we’ve laid out a series of key metrics that show USA Truck’s improved year-over-year operating performance.  I would especially like to draw your attention to the boxes shaded in green on the right hand side.  One of our team’s initiatives was to redesign our freight network based on lane density and directionality.  This has yielded both a longer average length of haul of 8.1 percent in Q3 year over year and improved pricing up 3 percent year over year.  The extended length of haul also provides more miles for our drivers, helping us improve driver retention and increased asset productivity.  Year over year, we dramatically decreased the number of unused trucks from 9.9 percent to 6.2 percent.
On Slide 7, you can see the improvement in rate per loaded miles and average length of haul for a full four quarters.  This illustrates the repeatable nature of our operational improvement, and again, it’s quite impressive to have accomplished these simultaneously, as pricing typically falls when length of haul increases.
Now turning to Slide 8, we drill down in the improvements in seated trucks and driver turnover.  So as drivers produce better driver productivity all at the same time is also a big accomplishment, because the addition of drivers to the denominator in the miles-per-driver equation usually has a dilutive effect.  These metrics are impacted by seasonality, so the improvement isn’t constant sequentially, but it’s continuous on the year-over-year basis.  The most important takeaway is that we are increasing capacity in our network and are continuing to improve asset utilization.
As you can see on Slide 9, we’ve made great strides in gaining market share through execution of our go-to-market strategy.  In Q3, we generated approximately $25 million in net new revenue, and year to date, it’s about $116 million.  We did this both by adding new customers and increasing our share of existing customers’ transportation spend.  A few interesting statistics – we have added two Fortune 100 customers our top ten customers measured by revenue, and we were not doing business with either one of them a year ago.  Ninety-six percent of our top 100 customers purchase more than one service offering from us, compared to just 65 percent a year ago.  Our pipeline has increased almost fivefold since the beginning of the year.  As I’ve mentioned already, our growth rate is outpacing the industry, all of this accomplished, despite the industry headwinds, shows we’re primed to continue gaining market share.
At this point, I’ll turn it over to Cliff to comment on balance sheet and liquidity.

Cliff Beckham:   Thank you, John.  On Slide 10, we’ve summarized our balance sheet and liquidity information.  We ended the quarter with $140.9 million in outstanding debt, down $5 million from Q2.  This is the actually the first time since 2011 that we’ve paid down debt, reflecting our improved cash flow from operations, which more than doubled on a year-over-year basis for both the third quarter and year to date.  The improving cash flow is driven by stronger operational results and more effective management of our receivables.  The improved cash flow has also enabled us to expand available borrowing capacity on our revolving credit facility, to $29.5 million.  We’re on target with our expenditure plans for the year, which calls for $39.4 million of total capital expenditures net of sales and proceeds.  We believe that we have the financial flexibility necessary to execute our strategic plan.  John, back to you.

John Simone:   I’d like to end up prepared remarks on Slide 11, which highlights six key levers for driving additional earnings leverage within our existing asset base.  By focusing on these levers, we can continue to generate sustainable operational improvements, gain additional market share, continue reducing debt and reach profitability in 2014, and we believe we can achieve all of this, irrespective of industry conditions and seasonality.  With that overview, we’re ready to move to Q & A.  Before we start, I’d like to note we cannot take questions about the proposed offer from Knight Transportation and associated litigation.  Both of those are Board matters, and we want to focus on your questions about third quarter performance and our outlook for the future.  Operator, please open the call for questions.

Operator:   Ladies and gentlemen, at this time, the floor is open for your questions.  If you would like to ask a question, you may do so now by pressing star one on your touchtone phones.  We’ll take questions in the order they are received.  If at any time you would like to remove yourself from the questioning queue, press start two.  Again, if you would like to ask a question, please press star one now.  Our first question comes from Brad Delco with Stephens.

Brad Delco:   Hey, good morning John, good morning, Cliff.

John Simone:   Good morning, Brad.

Brad Delco:   I have a few here, so I’ll just spout a few off.  John, we’ve seen the commentary from some of your competitors as to how challenging the environment is right now.  I was wondering if you could provide kind of your thoughts in terms of what you’re seeing out there.  Are trends getting better for truckloads as we progress through the quarter and into October?  Any commentary you can provide would be helpful.

John Simone:   Brad. I don’t see the trends in terms of increased activity.  I think we’re still at equilibrium between capacity and volume, so I don’t see that improving.

Brad Delco:   Gotcha.  You don’t feel like capacity has gotten tighter over the course of the quarter?

John Simone:   No, I don’t feel like capacity has gotten any tighter.

Brad Delco:   And then (0:13:45 – indiscernible) on the 3Q results here, one of the numbers that stuck out to me here, total miles were up about 11.4 percent, but your salaries, wages and benefits was done 4.1 percent year over year.  Can you kind of give us some color as to what’s driving that?

John Simone:   I’m going to ask Cliff to answer that for me.

Cliff Beckham:   Brad, we will have additional disclosures in our 10Q filing over the next several days that will elaborate on that some, but generally, that is because of cost control.  We are driving productivity not only on the assets, but within the employee base in the Company.  We are also having more success controlling certain costs related to benefits to our employees to workers compensation claims, but the majority of that year-over-year cost reduction is related to specific internal initiatives.

Brad Delco:   Should I read that to say that maybe your non-driver to driver ratio is different today than it was a year ago?

Cliff Beckham:   It is substantially better today.

Brad Delco:   Could you provide any numbers on that?

Cliff Beckham:   We have reduced our non-driver headcount from 700 to 600 in the past year.

Brad Delco:    (Overlapping). Okay, that’s helpful.

Cliff Beckham:   While increasing the number drivers in the fleet by well over 100.

John Simone:   And Brad, I’ll expand on that.  We are leveraging the technology platforms that we purchased a couple of years ago, and that has given us the ability to do that with less people.  And I also know we haven’t done any reductions in force.  It has all come through attrition.

Brad Delco:   Okay, that’s helpful.  And then, Cliff, this one may be for you.   Below the EBIT line, you have about $600,000 of income.  It kind of stood out relative to what we were modeling.  Any color on what that was?

Cliff Beckham:   As part of our normal quarterly true up (0:16:15 procedures, we identified a very old liability on our balance sheet that we extinguished during the quarter, and we made the determination on a permanent accounting standpoint to classify that as a non-operating cost rather than putting it up above the line.

Brad Delco:   So it’s not something that should be repeated, I guess, going forward?

Cliff Beckham:   Correct.

Brad Delco:   Okay.  And then, one other or two others – what percent of your fleet, as it stands today, has electronic logging devices on it?

John Simone:   Brad, a very small percentage of our fleet has electronic logging.  All of our tractors are equipped with mobile coms.  We are in the early stages of implementing full electronic on board recorders across our entire fleet.  We expect to have that completed middle to the end of next year.

Brad Delco:   Okay.  And then finally, I guess, I’m not going to ask the question about all that’s going on, but you guys are showing some improvements here, and I think shareholders are certainly very curious to see how all this plays out, and they’re contemplating how quickly you guys can show kind of the improvement, whether it’s return to profitability, and with that as a backdrop, what are your thoughts as to providing guidance in terms of whether you feel like you will return to profitability.  If you could give us a better roadmap in terms of how quickly and/or what Management’s expectations are for the pace of the turnaround?

John Simone:   Sure.  I’d like to point back to our sequential improvements year over year, and my comment would be we’re not letting up.  We’re in the early innings.  We have momentum, and we’re on the cusp of profitability.

Brad Delco:   You’re just not ready to say yet whether that will be fourth quarter or first or second quarter of next year?

John Simone:   Without predicting what the weather, fuel and other macroeconomic issues are going to do in the fourth quarter, I anticipate we’ll be back in profitability in Q4.

Brad Delco:   Great.  Well, guys, thanks for the time.  I appreciate it.  I’ll get back in queue.

Cliff Beckham:   Thanks, Brad.

Operator:   Our next question comes from Alexander Renker with Sidoti and Company.

Alexander Renker:   Good morning, guys.  Great quarter. Actually, my questions were addressed previously, so I just wasn’t trying to take myself out of the queue here.

John Simone:   Good morning, Alex.

Operator:   Again, if you would like to ask a question, please press star one now.  At this time, we have no questioners in the queue, so I will turn it back to Mr. Simone for closing remarks.

John Simone:   Thank you.  Thank you again, everyone, for joining us on short notice this morning.  As you’ve heard, our turnaround has been ramping up rapidly.  While we are proud of our progress, there is also much left to be done.  We continue to accelerate with intensity so we reach our near-term goal of profitability and the restoration of shareholder value.  Our go-forward strategy is in place.  Execution is clearly under way, and we are gaining momentum every quarter.  We look forward to giving you an update in our fourth quarter call.

Operator:   Thank you.  Ladies and gentlemen, that concludes today’s teleconference.  Please disconnect at this time, and have a great day .